Exhibit (m) 1.1

RUSSELL INVESTMENT COMPANY

DISTRIBUTION PLAN

CLASS A SHARES

CLASS C SHARES

CLASS R3 SHARES

This Distribution Plan (the “Plan”) has been adopted with respect to Class A, Class C Shares, and Class R3 Shares (each, respectively, the “Shares”) issued by certain Funds, as defined below, of Russell Investment Company (the “Company”), an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), consisting of distinct portfolios of shares of common stock (each a “Fund” or, collectively, the “Funds”) by the Board of Trustees of the Company (the “Board”), in conformance with Rule 12b-1 under the 1940 Act.

This Plan pertains to the Class A Shares of each of the following Funds: Russell U.S. Core Equity Fund, Russell U.S. Quantitative Equity Fund, Russell U.S. Small & Mid Cap Fund, Russell International Developed Market Fund, Russell Investment Grade Bond Fund, Russell Strategic Bond Fund, Russell Real Estate Securities Fund, Russell Emerging Markets Fund, Russell Short Duration Bond Fund, Russell Tax-Managed U.S. Lap Cap Fund, Russell Tax Exempt Bond Fund, Russell Global Equity Fund, Russell Commodity Strategies Fund, Russell Global Infrastructure Fund, Russell Global Bond Fund and Russell Money Market Fund.

This Plan pertains to the Class C Shares of each of the following Funds: Russell U.S. Core Equity Fund, Russell U.S. Quantitative Equity Fund, Russell U.S. Small & Mid Cap Fund, Russell International Developed Market Fund, Russell Investment Grade Bond Fund, Russell Strategic Bond Fund, Russell Real Estate Securities Fund, Russell Emerging Markets Fund, Russell Short Duration Bond Fund, Russell Tax-Managed U.S. Mid & Small Cap, Russell Tax Exempt Bond Fund, Russell U.S. Growth Fund, Russell U.S. Value Fund, Russell Global Equity Fund, Russell Commodity Strategies Fund, Russell Global Infrastructure Fund, Russell Global Bond Fund and Russell Money Market Fund.

This Plan pertains to the Class A Shares, Class C Shares and Class R3 Shares of each of the following Funds: Equity Growth Strategy Fund, Growth Strategy Fund, Balanced Strategy Fund, Moderate Strategy Fund, Conservative Strategy Fund, 2010 Strategy Fund, 2020 Strategy Fund, 2030 Strategy Fund, 2040 Strategy Fund and In Retirement Fund.

This Plan pertains to the Class R3 Shares of each of the following Funds: 2015 Strategy Fund, 2025 Strategy Fund, 2035 Strategy Fund, 2045 Strategy Fund, 2050 Strategy Fund and In Retirement Fund.

This Plan pertains to the Class A Shares of the Money Market Fund.

This Plan pertains to Shares of each of the following Funds: 2017 Retirement Distribution Fund – A Shares, 2017 Accelerated Distribution Fund – A Shares and 2027 Extended Distribution Fund – A Shares.

This Plan shall also apply to Shares of any other Fund as shall be designated from time to time by the Board in any supplement to the Plan (“Supplement”).

Section 1. Payment of Distribution-Related Services. The Company may compensate its principal underwriter (the “Distributor”) or any investment advisers, banks, insurance companies, broker-dealers or other financial institutions that have entered into Sales Support Agreements (“Selling Agents”) for any activities or expenses primarily intended to result in the sale of Shares of the Company’s Funds including sales of insurance company products investing indirectly in Fund shares, as set forth in a Selling Agent Sales Support Agreement, forms of which are set forth as Appendix A-1, A-2, A-3, A-4 and Appendix B hereto (each, a “Support Agreement”), provided that any material modifications of services listed in the Support Agreement shall be presented for approval or ratification by the Board at the next regularly scheduled Board meeting. As an alternative to entering into a form of Support Agreement attached hereto, the Distributor may enter into any sales support agreement with a Selling Agent that includes terms and conditions that are substantially the same as those set forth in the term sheet attached as Appendix C hereto. Payments by the Company under this Section 1 of the Plan will be calculated daily and paid as billed at a rate or rates set from time to time by the Board, provided that no rate set by the Board for Shares of any Fund may exceed, on an annual basis, .75% of the average daily net asset value of a Fund’s Shares.

Section 2. Distribution-Related Expenses Covered by the Plan. The fees payable under Section 1 of this Plan may be used to compensate (a) Selling Agents for sales support services provided, and related expenses incurred, with respect to Shares by such Selling Agents and (b) the Distributor for distribution services provided, and related expenses incurred by it with respect to Shares, including payments made by the Distributor to compensate Selling Agents for providing such support services and incurring such related expenses.

Section 3. Sales Support Agreements. Any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, (a) written agreements with Selling Agents and (b) a written agreement with the Distributor, each in a form duly approved from time to time by the Company’s Board. Any such agreement with Selling Agents and any such agreement with the Distributor shall be in substantially the forms attached hereto as Appendix A-1, A-2, A-3, A-4, Appendix B and Appendix C, respectively, until modified by the Board.

Section 4. Limitations on Payments. Payment made by a Fund under Section 1 must be for distribution services rendered for or on behalf of such Fund. All expenses incurred by a Fund in connection with the Support Agreement and the implementation of this Plan shall be borne entirely by the beneficial owners or holders of the Shares of the Fund involved. If more than one Fund is involved and these expenses are not directly attributable to the Shares of a particular Fund, then the expenses may be allocated between or among the Shares of all relevant Funds in a fair and equitable manner.

Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under the applicable Rules of the Financial Industry Regulatory Authority.

Section 5. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to the Company’s officers and Board, and the Board shall review at least quarterly, a written report of the amounts expended by it pursuant to this Plan, or by Selling Agents pursuant to Support Agreements, and the purposes for which such expenditures were made.

Section 6. Definition of Majority Vote. As used herein, the term “Majority Vote” of the Shares of a Fund means a vote of the holders of the lesser of (a) more than fifty percent (50%) of the outstanding Shares of a Fund or (b) sixty-seven percent (67%) or more of the Shares of a Fund present at a shareholders’ meeting, if the holders of more than 50% of the outstanding Shares of such Fund are present or represented by proxy.

Section 7. Approval of Plan. This Plan will become effective at such time as it is specified by the Board, as to the Shares of a Fund, provided, however, that the Plan is approved by (a) a Majority Vote of the Shares of a Fund, and (b) a majority of the Board, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the “Disinterested Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

Section 8. Continuance of Plan. This Plan may continue in effect for so long as its continuance is specifically approved at least annually by the Company’s Board in the manner described in Section 7.

Section 9. Amendments. This Plan may be amended at any time with respect to any Fund by the Board provided that (a) any amendment to increase materially the costs that a Fund’s Shares may bear for distribution pursuant to this Plan shall be effective upon only the Majority Vote of the outstanding Shares of the Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 7(b) hereof.

Section 10. Termination. This Plan is terminable, as to a Fund’s Shares, without penalty at any time by (a) a vote of a majority of the Disinterested Trustees, or (b) a Majority Vote of the outstanding Shares of the Fund.

Section 11. Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

Section 12. Records. The Company will preserve copies of this Plan, and any agreements and written reports regarding this Plan presented to the Board for a period of not less than six years.

Section 13. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, Russell Investment Company has adopted this revised Distribution Plan as of March 2, 2010.

RUSSELL INVESTMENT COMPANY

By:	/s/ Sandra Cavanaugh

Title:	President and CEO

Appendix A-1

SALES SUPPORT AGREEMENT

WITH SELLING AGENT

                                          SHARES

(“Class Shares”)

Ladies and Gentlemen:

We wish to enter into this Sales Support Agreement (“Agreement”) with you concerning the provision of sales support assistance relating to Class Shares of the investment portfolios (the “Funds”) of Russell Investment Company (“Investment Company”) for which we are the principal underwriter as defined in the Investment Company Act of 1940 (the “1940 Act”) for the continuous distribution of said Class Shares.

The terms and conditions of this Agreement are as follows:

Section 1. You agree to provide reasonable sales support assistance in connection with the sale of Class Shares to your customers (“Customers”). Your assistance may include, but neither is required to include nor is limited to, the following: (1) providing facilities to answer questions from prospective investors about the Investment Company; (2) receiving and answering correspondence, including requests for prospectuses and statements of additional information; (3) printing and delivering prospectuses and shareholder reports to prospective investors; (4) complying with federal and state securities laws pertaining to the sale of Class Shares; (5) preparing advertising and promotional materials; (6) assisting investors in Class Shares in completing application forms and selecting dividend and other account options; and (7) forwarding sales literature and advertising provided by or on behalf of the Investment Company to Customers and providing such other sales support assistance as may be requested by us or the Investment Company from time to time. In addition, you may provide your endorsement of the Class Shares to your Customers as an inducement to invest in the Class Shares. All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

Section 2. We recognize that you may be subject to the provisions of the Investment Advisers Act of 1940 and other laws governing, among other things, the conduct of activities by investment advisers, federally chartered and supervised banks, and other banking organizations. As such, you may be restricted in the activities you may undertake and for which you may be paid. You will perform only those activities, which are consistent with statutes and regulations applicable to you. You will act solely for the account of your Customers.

Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the sales support services contemplated hereby.

Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us, the Investment Company or the Class Shares, except those contained in the Investment Company’s applicable then current prospectuses and statements of additional information, as amended or supplemented from time to time, a copy of each of which will be supplied by us or the Investment Company or on its behalf to you, or in such supplemental literature or advertising as may be authorized by us on behalf of the Investment Company in writing.

Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or the Investment Company in any matter or in any respect, except as expressly authorized. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us and the Investment Company harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Class Shares (or orders relating to the same) by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us or the Investment Company or our respective designees concerning the performance of your responsibilities under this Agreement.

Section 6. In consideration of the services and facilities provided by you hereunder, we, acting on behalf of the Investment Company, will pay to you, and you will accept as full payment therefor, a fee as set forth in Appendix A hereto. The fee rate payable to you may be prospectively increased or decreased by us or the Investment Company or our respective designees, in our or its sole discretion, at any time upon notice to you. Further, we, the Investment Company or our respective designees may, in our or its discretion and without notice, suspend or withdraw the sale of Class Shares of any or all Funds, including the sale of Class Shares for the account of any Customer or Customers and require that Class Shares be redeemed if any condition of investment in Class Shares, as described in the applicable then-current prospectuses, are not met.

The fees payable under this Section 6 shall be used for sales support services provided, and related expenses incurred, by you. Payments may be applied to commissions, incentive compensation or other compensation to, and expenses of, your account executives or other employees; overhead and other office expenses attributable to sales support activities; preparation, printing and distribution of sales literature and advertising materials attributable to sales support activities; and opportunity costs relating to the foregoing (which may be calculated as a carrying charge on your unreimbursed expenses incurred in connection with your sales support services). The overhead and other office expenses referenced in this Section 6 may include, without limitation, (i) the expenses of operating your offices in connection with the sale of Class Shares, including lease costs, the salaries and employee benefits of administrative, operations and support personnel, utility costs, communication costs and the costs of stationery and supplies, (ii) the costs of client sales seminars and travel related to the provision of sales support services and (iii) other expenses relating to the provision of sales support services. By your acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued hereunder with respect to the Class Shares owned by or on behalf of Customers on any day does not exceed the income to be accrued by the Investment Company to such shares on that day.

Section 7. You agree to furnish us or the Investment Company or our respective designees with such information as we, it or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us, the Investment Company and our respective designees (including, without limitation, any auditors or legal counsel designated by the Investment Company or its agents), in connection with the preparation of reports to the Investment Company’s Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8. We may enter into other similar Agreements with any other person or persons without your consent.

Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of your Customers’ assets in Class Shares of the Funds, will be disclosed by you to your Customers to the extent required by applicable laws or regulations, will be authorized by your Customers and will not be excessive or unreasonable under the laws and instruments governing your relationships with Customers. By your written acceptance of this Agreement, you represent and warrant that: (i) in the event an issue pertaining to this Agreement or the Class Shares Distribution Plan related hereto is submitted for shareholder approval, and you have the authority to do so, you will vote any Class Shares held for your own account in the same proportion as the vote of the Class Shares held for your Customers’ benefit; and (ii) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained any licenses required by such law. In addition, you understand that this Agreement has been entered into pursuant to Rule 12b-1 under the 1940 Act, and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

Section 10. You agree to conform to any compliance standards adopted by us or the Investment Company as to when a Class Shares in a Fund may be appropriately sold to or retained by particular investors.

Section 11. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designees and continue in effect until terminated. This Agreement is terminable with respect to any Fund’s Class Shares, without penalty, at any time by the Investment Company (which termination may be by a vote of a majority of the disinterested Trustees of the Investment Company or by vote of the holders of a majority of the outstanding Class Shares of such Fund) or by us or you upon notice to the other party hereto.

Section 12. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a conforming copy by mail), or to such other address as either party shall so provide in writing to the other.

Section 13. This Agreement will be construed in accordance with the laws of the state of Washington without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at 909 A Street, Tacoma, Washington 98402; Fax No. 253-439-1880; Attention: President.

Very truly yours,

RUSSELL FINANCIAL SERVICES, INC.

Dated as of	By:
Name:
Title:

ACCEPTED AND AGREED TO:

(Firm Name)

(Address)

(City) (State) (County)
Fax #
Attention:
Dated as of	By:
Name:
Title:

APPENDIX A

Fee Schedule

Class Shares	Fees[1]

[1]	Fees are expressed as a percentage of the average net asset value of Class Shares held by your Customers during the preceding calendar quarter.

Appendix A-2

CITIGROUP GLOBAL MARKETS INC.

MUTUAL FUND DEALER AGREEMENT

To the Undersigned Distributor:

Ladies and Gentlemen:

We understand that you are principal distributor of shares (“Shares”) of the series of Frank Russell Investment Company (the “Funds”) registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (“1940 Act”). You desire that Citigroup Global Markets Inc. (“Citigroup Global Markets”) act as a dealer with respect to the sale of Shares to its customers. In consideration of the mutual covenants stated below, you and Citigroup Global Markets agree as follows:

1.	Purchase of Shares at Public Offering Price. Citigroup Global Markets will use such efforts to sell Shares as it in its sole discretion determines, and will not be required to sell any specified or minimum number of Shares of any Fund. Sales of Shares through Citigroup Global Markets will be at the public offering price of such Shares (the net asset value of the Shares plus any applicable sales charge), as determined in accordance with the then effective prospectus(es) and statement(s) of additional information used in connection with the offer and sale of the Shares (collectively, the “Prospectus”). The public offering price will reflect scheduled variations in or the elimination of sales charges on sales of Shares either generally to the public or in connection with special purchase plans, as described in the Prospectus. Citigroup Global Markets agrees to apply any scheduled variation in or waivers of sales charges uniformly to all customers meeting the qualifications therefor as specified in the Prospectus.

2.	Rights of Accumulation and Letters of Intent. With respect to Funds sold with an initial sales charge, Citigroup Global Markets’s customers will be entitled to reduced sales charges on purchases made under any letter of intent or right of accumulation described in the Prospectus. In such case, the concession from the public offering price retained by Citigroup Global Markets will be based upon such reduced sales charge; however, if a Citigroup Global Markets customer fails to fulfill a letter of intent, thereafter you will pay Citigroup Global Markets the amount required to reflect the appropriate concession based on the actual purchases made by the customer. When placing wire trades, Citigroup Global Markets agrees to advise you of any letter of intent executed by its customer or any available right of accumulation.

3.	Exchanges and Redemptions. Exchanges of Shares between Funds and redemptions of Shares by a Fund or repurchases of Shares by you will be effected in the manner and upon the terms described in the Prospectus. Exchanges will be subject to such restrictions and charges as are provided for in the Prospectus. Redemptions and repurchases will be subject to any applicable contingent deferred sales charges, redemption fees or other charges as are provided for in the Prospectus. Any order placed by Citigroup Global Markets for the repurchase or redemption of Shares is subject to the timely receipt by you or the pertinent Fund’s transfer agent of all required documents in good order.

4.	Handling and Receipt of Orders. The handling and settlement of purchase, exchange and redemption orders will be subject to the provisions of the Prospectus and such further procedures you and Citigroup Global Markets determine to be appropriate from time-to-time, consistent with this Agreement. Orders which Citigroup Global Markets receives prior to the close of business as defined in the Prospectus and placed with you within the time frame set forth in or consistent with the Prospectus shall be executed at the public offering price next computed after they are received by Citigroup Global Markets. You will provide such assistance to Citigroup Global Markets in processing orders as Citigroup Global Markets reasonably requests. With each order, Citigroup Global Markets will notify you of the state of residence of the customer to whom the order pertains. Citigroup Global Markets will be responsible for the accuracy, timeliness and completeness of purchase, redemption or exchange orders it transmits to you by wire or telephone. All orders shall be subject to your confirmation.

5.	Shareholder Servicing. If you and Citigroup Global Markets agree, on an ongoing basis Citigroup Global Markets will provide shareholder servicing to its customers who maintain investments in Shares. In so doing, Citigroup Global Markets and its employees and representatives may provide the following services, among others: answer customer inquiries regarding the Funds and customer investments therein; assist customers in changing dividend options; answer questions about special investment and withdrawal plans, and assist customers in enrolling in such plans; distribute reports and materials relating to the Funds to customers; assist in the establishment and maintenance of accurate customer accounts and records, including assisting in processing changes in addresses and other customer information; and assist in processing purchase, exchange and redemption orders.

6.	Compensation and Expenses

A. With respect to Shares which are sold with an initial sales charge, Citigroup Global Markets will retain such concessions from the public offering price as are specified in the Prospectus. With respect to Shares which are not sold with an initial sales charge, you will pay commissions to Citigroup Global Markets at such rates as you and Citigroup Global Markets may determine from time to time, consistent with this Agreement. Consistent with the Prospectus and applicable law and regulation, from time to time you and Citigroup Global Markets may determine that Citigroup Global Markets will retain the full amount of initial sales charges and/or that you will pay Citigroup Global Markets additional compensation in connection with Citigroup Global Markets’s sales of shares.

B. If Citigroup Global Markets provides shareholder services pursuant to Paragraph 5 of this Agreement, you will pay Citigroup Global Markets ongoing service fees at such rates as you and Citigroup Global Markets may determine from time to time. Such payments shall be consistent with applicable law and regulation and this Agreement. Your obligation to make payments to Citigroup Global Markets under this Subparagraph 6B shall survive any termination of this Agreement, and shall continue so long as Citigroup Global Markets provides shareholder services described in Paragraph 5 of this Agreement to its customers who hold Shares.

C. You will pay Citigroup Global Markets ongoing trail commission compensation with respect to holdings by Citigroup Global Markets of Shares of Funds with respect to which you pay such compensation generally to dealers, at such rates as you and Citigroup Global Markets may determine from time to time. Payments under this Subparagraph 6C may be in addition to the payment of service fees as described in Subparagraph 6B of this Agreement, and are subject to applicable law and regulation and this Agreement. Your obligation to make payments to Citigroup Global Markets under this Subparagraph 6C shall survive any termination of this Agreement, and shall continue so long as Citigroup Global Markets’s customers maintain their investments in Shares.

D. With respect to expenses not specifically addressed elsewhere in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder. Consistent with the Prospectus and applicable law and regulation, from time to time you and Citigroup Global Markets may determine that you will pay or reimburse Citigroup Global Markets for expenses it incurs in connection with selling Shares.

7.	FINRA Regulation. Each party to this Agreement represents that it is a member of the Financial Industry Regulatory Authority (“FINRA”) and each party agrees to notify the other should it cease to be such a member. With respect to the sale of Shares hereunder, you and Citigroup Global Markets agree to abide by the Conduct Rules of the FINRA, including but not limited to the following:

A. Citigroup Global Markets shall not withhold placing customers orders for Shares so as to profit itself as a result of such withholding. Citigroup Global Markets shall not purchase any Shares from you other than for its own investment or to cover purchase orders already received by it from its customers.

B. If any Shares purchased by Citigroup Global Markets are repurchased by the Fund which issued such Shares or by you for the account of that Fund, or are tendered for redemption, within seven (7) business days after confirmation by you of the original purchase order for such Shares, no compensation as set forth in Paragraph 6 above will be payable to Citigroup Global Markets with respect to such Shares, and with respect to Shares which are not sold with an initial sales charge, Citigroup Global Markets will refund to you the full amount of any such compensation paid or allowed to it on the original sale. You agree to notify Citigroup Global Markets in writing of any such repurchase or redemption within ten (10) business days of the date on which the redemption is requested or Share certificates are tendered to you, the pertinent Fund or its transfer agent. Termination or cancellation of this Agreement will not relieve the parties from the requirements of this subparagraph.

C. Neither party to this Agreement will, as principal, purchase any Shares from a customer at a price lower than the net asset value next determined by or for the Fund that issued such Shares. Nothing in this subparagraph shall prevent Citigroup Global Markets from selling Shares for a customer to you or to the Fund which issued such Shares at the net asset value then quoted by or for such Fund (less any applicable contingent deferred sales charge or other charges) and charging a fair commission or service fee for handling the transaction.

8.	Suspension or Withdrawal of Offering. You reserve the right to suspend sales of Shares of any Fund or withdraw any offering of Shares entirely.

9.	Provision of Materials and Fund Information.

A.	At your expense, you will furnish Citigroup Global Markets with current prospectuses and statements of additional information of the Funds (including any supplements thereto), periodic reports to Fund shareholders and marketing and other materials you have prepared relating to the Funds in such quantities as Citigroup Global Markets reasonably requests.

B.	You will notify Citigroup Global Markets of any departure by a portfolio manager of Frank Russell Investment Management Company within 24 hours of Frank Russell Investment Management Company’s receipt of notice of an intended departure.

C.	Citigroup Global Markets employees shall have reasonable access to the Frank Russell Investment Management Company portfolio manager(s) of each Fund for purposes of discussing Fund performance and other significant issues.

D.	You will promptly notify Citigroup Global Markets of all material changes regarding:

(a)	Mergers, name changes and liquidations

(b)	Investment objective/strategy changes

(c)	Proxy statements

(d)	Changes to a Fund’s prospectus or statement of additional information

(e)	Pricing changes

10.	Representations by Citigroup Global Markets Concerning the Funds. Citigroup Global Markets and its agents and employees are not authorized to make any representations concerning the Funds or their Shares except those contained in or consistent with the Prospectus and such other written materials you provide relating to the Funds or other statements or representations, written or oral, which you furnish or make to Citigroup Global Markets about the Funds.

11.	Prospectus Delivery. Citigroup Global Markets will provide each of its customers purchasing Shares with the pertinent prospectus(es) prior to or at the time of purchase. Citigroup Global Markets will provide any customer who so requests with the pertinent statement(s) of additional information.

12.	Liability and Indemnification

A. You agree to be liable for, to hold Citigroup Global Markets, its officers, directors and employees harmless from and to indemnify each of them for any losses and costs arising from: (i) any of your actions, and the actions of your employees and affiliates, relating to the sale of Fund shares, including but not limited to any statements or representations contained in any sales or other material relating to the Funds you or your affiliates provide to Citigroup Global Markets or any other statements or representations, written or oral, concerning the Funds that you, your employees and your affiliates make to Citigroup Global Markets; (ii) any material misstatement in or omission of a material fact from a Fund’s prospectus or statement of additional information; (iii) any failure of any Fund or its Shares to be properly registered and available for sale under any applicable federal law and regulation; and (iv) any of your actions, or the actions of your affiliates, relating to the processing of purchase, exchange and redemption orders and the servicing of shareholder accounts. You shall not be liable for any consequential damages.

B. Citigroup Global Markets agrees to be liable for, to hold you, your officers, directors and employees harmless from and to indemnify them from any losses and costs arising from: (i) any statements or representations that Citigroup Global Markets or its employees make concerning the Funds that are inconsistent with either the pertinent Funds’ then-current prospectus and statement of additional information or any other material you have provided or any other statements or representations, written or oral, you have made to Citigroup Global Markets relating to the Funds; and (ii) any of Citigroup Global Markets’s actions relating to the processing of purchase, exchange and redemption orders and the servicing of shareholder accounts. Citigroup Global Markets shall not be liable for any consequential damages.

C. The provisions of this Paragraph 12 shall survive the termination of this Agreement.

13.	Arbitration. If a dispute arises between you and Citigroup Global Markets with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing FINRA Code of Arbitration Procedure (“FINRA Code”). The parties agree, that to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry.

14.	Miscellaneous. This Agreement shall be governed by the laws of New York State. This Agreement may be amended only upon the written agreement of both parties hereto, and may be terminated by either party on ten days’ written notice to the other. If your payments to Citigroup Global Markets under Subparagraphs 6B and/or 6C hereunder in whole or in part are financed by a Fund in accordance with a Fund’s plan of distribution adopted pursuant to rule 12b-1 under the 1940 Act, then in the event of the termination of such rule 12b-1 plan of distribution by a Fund’s board of directors or trustees or shareholders, you and Citigroup Global Markets agree to negotiate in good faith with respect to whether and to what extent you will continue to make payments from your own resources to Citigroup Global Markets as required by Subparagraphs 6B and 6C hereunder.

This Agreement constitutes the entire agreement between you and Citigroup Global Markets and supersedes all prior oral or written agreements between you and Citigroup Global Markets and its predecessors relating to the sale of Shares.

Sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:

Name:	David Byrnes

Title:	Managing Director

Dated:

AGREED AND ACCEPTED:

Distributor Name:	Russell Financial Services, Inc.

By:

Name:

Title:	President

Dated:

Appendix A-3

DEALER AGREEMENT

This Dealer Agreement is dated                     , 20     between Russell Financial Services, Inc. (“RFS”), a Washington corporation, the principal underwriter for Russell Investment Company who is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment company that issues shares (the “Shares”) of its separate series listed on Schedule A (each, a “Fund”), as may be amended from time to time, and                                          (“Dealer”), a                                          who desires to serve as a dealer for the Shares of the Funds.

RFS and the Dealer agree as follows:

1.	Offers and Sales of Shares.

(a) The Dealer shall offer, purchase and redeem Shares in accordance with the terms of each Fund’s then-current prospectus and statement of additional information, including any supplements or amendments thereto (collectively the “Prospectus”) and at their respective net asset values in accordance with Rule 22c-1 of the 1940 Act. Dealer shall: (i) place orders for Shares only with RFS or the Funds’ transfer agent, (ii) date and time stamp all orders received by Dealer and (iii) transmit all orders to RFS or the Funds’ transfer agent in accordance with the applicable Prospectus and the provisions stated in Appendix A.

Dealer shall not aggregate any order to purchase or redeem Shares (an “Order”) received after close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) with Orders received before Market Close, and represents that its internal control structure concerning the processing and transmission of Orders is suitably designed to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close and to minimize errors that could result in late transmission of Orders. The Dealer represents that it has implemented and will maintain policies and procedures to detect and prevent any transaction that contravenes the restrictions or prohibitions on abusive trading described in the Prospectus. Prices of the Shares are computed by a Fund in accordance with its Prospectus. Orders received by Dealer before Market Close will receive that day’s net asset value and Orders received by the Dealer after Market Close will receive the next day’s net asset value. The Dealer shall not transmit, and RFS or the Funds’ transfer agent will not accept, any Orders placed on a conditional basis or subject to any delay or contingency prior to execution.

The Dealer shall act as agent on behalf, and accept from, persons who hold accounts with the Dealer or its correspondents (together, its “Customers”). The Dealer shall not act as agent for the Funds or RFS. All Orders are subject to acceptance by RFS or its affiliates. The Fund or RFS or its affiliates may, in their discretion, reject any Orders. RFS may upon notice to the Dealer, suspend sales or withdraw the offering of any of the Shares entirely.

(b) The Dealer acknowledges that each Fund offers its Shares in multiple classes, each subject to differing sales charges and financing structures and hereby represents that it has established written compliance and supervisory procedures designed to ensure that Customers are offered only Shares that are suitable investments for those Customers and to ensure proper supervision of the Dealer’s registered representatives.

(c) The Dealer acknowledges that the Shares may be subject to a contingent deferred sales charge when such Shares are redeemed. As to Customers’ accounts that are not networked, Dealer agrees: (i) to refrain from issuing Shares in street name, or (ii) to monitor the time period during which the applicable contingent deferred sales charge remains in effect, to deduct from any redemption proceeds the applicable contingent deferred sales charge and remit to RFS any such contingent deferred sales charge by 4:00 p.m. Pacific time on the third day following the placement of any applicable Orders.

(d) The Dealer shall render, or cause to be rendered, Administrative, Shareholder Services or Sales Support Services as provided in Appendix B. If the Dealer provides these Services through another person, the Dealer shall remain primarily liable for the performance and quality of these Services as if the Dealer itself performed these Services.

(e) The Dealer shall distribute, or cause to be distributed, at its sole cost and expense, to its Customers all applicable Prospectuses, privacy notices, proxy materials, shareholder reports, shareholder notices and any other documents or materials that the Dealer or the Funds are legally required to provide to the Funds’ shareholders (collectively, “Materials”) in compliance with all applicable legal requirements. This obligation applies to all initial, annual or other ongoing deliveries of Materials to all Customers who beneficially own any Shares.

(f) The Dealer shall provide to RFS or the Funds any reasonably requested information or certifications related to this Section 1.

2.	Compensation and Expenses.

(a) The Dealer will receive all dealer allowances, concessions, sales charges, discounts and other compensation, if any, on each Order as described and set forth in each Fund’s Prospectus. Sales charges and discounts to dealers, if any, may be subject to reductions under a variety of circumstances if described in each Fund’s Prospectus. RFS must be notified at the time an Order is submitted by the Dealer that the Order qualifies for reduced charges or other discounts.

(b) During the term of this Agreement, RFS shall pay the Dealer all Administrative, Shareholder or Sales Support Service Fees as set forth in Appendix B. RFS’ obligation to make payments of Shareholder or Sales Support Service (12b-1) Fees to the Dealer is contingent upon receipt by RFS of these payments from the Funds. Dealer represents that, as may be required by applicable law or regulation, the fees received pursuant to this Agreement will be disclosed to Dealer’s Customers, will be authorized by Dealer’s Customers (either directly or by operation of applicable law), and will not result in any excessive fees to Dealer.

(c) The Dealer shall: (i) provide to RFS or the Funds any reasonably requested information or certifications related to this Section 2, and (ii) bear all its costs and expenses related to its performance of this Agreement.

3.	Dealer Registration.

(a) The Dealer represents that it: (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) or is exempt from such registration, and (ii) is qualified as a broker-dealer in all states or other jurisdictions in which it offers and sells Fund Shares or is exempt from registration in those states or other jurisdictions. If Dealer sells shares in states or jurisdictions in which it is not presently registered or exempt from registration, it will become qualified to act as a dealer in each such state or jurisdiction prior to offering or selling any Fund shares or will confirm an exemption from registration exists.

(b) The Dealer shall maintain any filings and licenses required by law or regulation to conduct the business contemplated under this Agreement. The Dealer will notify RFS immediately following any violation of applicable law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to perform this Agreement.

(c) The Dealer represents that it is a member of the Financial Industry Regulatory authority (“FINRA”) if it is a broker-dealer, or that it is a member of all applicable banking self-regulatory organizations if it is a bank, as such term is defined in Section 3(a)(6) of the 1934 Act. The Dealer shall comply with the Conduct Rules of FINRA and shall notify RFS immediately following any disciplinary action by, or expulsion or suspension from, FINRA or any other self-regulatory organizations.

4.	Compliance with Federal and State Laws.

(a) The Dealer shall act in compliance with all applicable federal and state securities and, if applicable, banking laws and regulations.

(b) RFS shall, from time to time, inform Dealer as to the states and jurisdictions in which the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. The Dealer will not offer or sell Shares in any other state or jurisdiction absent the Shares being qualified or exempt from qualification.

(c) RFS will not be responsible for anything in connection with the registration of the Dealer under the laws of the various states or under federal law, its qualification to offer or sell Shares or for any violation of applicable law or regulation arising out of the Dealer’s performance of this Agreement. The Dealer shall provide to RFS or the Funds any reasonably requested information or certifications related to this Section 4.

5.	Unauthorized Representations.

The Dealer shall not make any representations concerning Shares of the Funds except those contained in the Prospectus and printed information issued by each Fund or by RFS as information supplemental to each Prospectus. RFS shall, upon request, supply Dealer with reasonable quantities of Prospectuses. The Dealer shall not use any advertising or sales material relating to the Funds unless approved by RFS in writing in advance of such use. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable law, rule or regulation.

6.	Records.

The Dealer shall maintain all records required by applicable laws, rules and regulations relating to its performance of this Agreement, including the records related to its Customers and their Orders and those required by Rule 22c-2 of the 1940 Act, and shall provide the Rule 22c-2 information as provided in Appendix C. RFS and its affiliates will recognize the Dealer as the holder of a single shareholder account for each beneficial shareholder in each Fund and will not maintain separate accounts for any of the beneficial shareholders. The Dealer shall perform, or arrange for the performance of, all tax reporting for its Customers. Upon the reasonable request of RFS, or of the Funds, the Dealer shall make these records available to RFS or the Fund’s administrator.

7.	Indemnification.

(a) RFS shall indemnify Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against Losses caused by RFS’ material breach, or performance of, this Agreement, except for Losses caused by the willful misconduct or gross negligence of the Dealer or its affiliates.

(b) Dealer, for itself and any designee, shall indemnify the Funds, RFS, their designees and their directors, officers, employees, and agents (“Indemnified Parties”) against any Losses, incurred by any of them arising out of the Dealer’s or a designee’s: (i) dissemination of information regarding the Indemnified Parties that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to Dealer by or on behalf of RFS or its affiliated persons as defined under the 1940 Act (the “Russell Affiliates”), or accurately derived from information published or provided by or on behalf of the Russell Affiliates, (ii) material breach by Dealer of any representation, warranty or agreement contained in this Agreement, or (iii) any violation by Dealer or its designee of any Applicable Law, willful misconduct or gross negligence in the performance of, or failure to perform, this Agreement, except to the extent Losses are caused by RFS’ or its designees’ material breach of this Agreement, willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement. A violation of Applicable Law, any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform hereunder.

(c) The indemnification provided for in this Section 7 is conditioned upon the party seeking indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) within ten calendar days following discovery of the facts and circumstances that underlie any claim for Indemnification of those facts and circumstances, unless the failure to notify does not prejudice the Indemnifying Party. No Indemnifying Party, in the defense of any claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

8.	Agency.

Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of any of the Funds or RFS, and Dealer is not authorized to act for RFS or for any Fund or to make any representations on RFS’ or the Funds’ behalf. This Agreement is not exclusive and RFS may enter into similar arrangements with other institutions.

9.	Termination, Assignment and Amendment.

(a) Either party to this Agreement may terminate this Agreement upon 30 days’ written notice to the other.

(b) RFS, may, in its discretion terminate this Agreement if (i) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is brought under any federal or state law by or against the Dealer, (ii) any of the Dealer’s registrations as a broker-dealer, or its banking charter or similar authorization, is suspended or revoked, (iii) the Dealer’s membership in any self-regulatory organization necessary to its performance of this Agreement is suspended or revoked, (iv) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against the Dealer, or (vi) the distribution agreement between RFS and any Fund is terminated (including as a result of an assignment).

(c) Dealer shall not assign this Agreement to any person unless it receives the prior written consent of the other party hereto. RFS, its successors and assigns may assign this agreement to any person controlled by or under common control with RFS, its successors and assigns.

(d) Sections 2 (for informational purposes only), 6, 7, 12 and Appendix B of this Agreement survive its termination.

(e) This Agreement may be amended by RFS upon written notice to Dealer, and Dealer shall be deemed to have consented to such amendment upon submitting any Order following receipt of that notice.

10.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or three days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to RFS shall be sent to:

Russell Financial Services, Inc.

909 A Street

Tacoma, WA 98402

Attn: Chief Compliance Officer

Notice to Dealer shall be sent to:

[Insert Notice Information]

11.	Miscellaneous.

(a) The captions in this Agreement are included for convenience of reference only and in no way affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(b) This Agreement represents the entire agreement of the parties and supersedes and cancels any prior agreement between the parties with respect to the subject matter of this Agreement.

(c) This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Washington.

12.	Confidentiality.

RFS and Dealer agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. This Section 12 shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a person not under an applicable duty of confidentiality; or (d) publicly available through no fault or breach by the receiving party.

The parties will comply with Regulation S-P or any similar state or Federal laws or regulations, including not disclosing any non-public personal information, as defined in Regulation S-P, regarding any Customer (the “Customer Information”); but the Dealer or RFS may disclose such Customer Information to any person in the ordinary course of business to perform this Agreement or as may be required by law, rule or regulation.

Both parties represent that they have adopted and implemented procedures to safeguard Customer Information and records that are reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (3) protect against unauthorized access, destruction, loss or alteration to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (4) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; (5) protect against unauthorized access or use of Customer Information when disposing of customer information; and (6) otherwise ensure Dealer’s compliance with SEC Regulation S-P or such other similar regulation.

13.	Anti-Money Laundering Program.

(a) The Dealer for itself and its correspondents represents that it maintains an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended (the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self-regulatory organization. The Dealer shall provide to RFS or the Funds any reasonably requested information or certifications related to this Section 13 or any suspected instances of money laundering by the Dealer or its Customers.

(b) The Dealer shall immediately notify RFS in writing if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds.

14.	Directed Brokerage.

The Fund, Dealer and RFS shall comply with, and no party has agreed to directly or indirectly compensate Dealer in contravention of, Rule 12b-1(h) under the 1940 Act.

The parties are signing this agreement on the date stated in the introductory clause of this Agreement:

RUSSELL FINANCIAL SERVICES, INC.	DEALER

By:	By:
Its:	Its:

SCHEDULE A

Funds and Related Fees

Table for Purposes of Illustration only

Fund Company/Fund	Share Class	Administrative Services Fee Rate (bps)	Sales Support Fee (bps)	Shareholder Servicing Fees (bps)	Shares Fee Rate[2] (bps) (Administrative Services Fee + Sales Support Fees + Shareholder Service Fees)

[2]

The Administrative Services Fee component of the Plan Shares Fee Rate is paid by RFS or its affiliates from their own sources of revenue. Sales Support and Shareholder Servicing Fees are paid by the Fund Company pursuant to, respectively, a distribution plan and a shareholder services plan, each of which is approved annually by its Board of Trustees. The payment of these fees is described in detail on Exhibit B, attached hereto.

APPENDIX A

ORDER PROCESSING

[To be Inserted]

APPENDIX B

Services and Fees

Administrative Services

Pursuant to the Agreement, Dealer shall perform administrative services with respect to the Plans, including but not limited to, the following:

1.	Reserved.

Sales Support Services

Pursuant to the Agreement, Dealer shall perform the following services [n.b., for each counterparty, omit inapplicable services and add any additional relevant services to be performed]:

1.	Providing facilities to answer questions from prospective investors about the Funds;

2.	Receiving and answering correspondence, including requests for prospectuses and statements of additional information;

3.	Preparing, printing and delivering prospectuses and shareholder reports to prospective investors;

4.	Complying with federal and state securities laws pertaining to the sale of Fund shares;

5.	Preparing advertising and promotional materials;

6.	Assisting investors in Fund shares in completing application forms and selecting dividend and other account options; and

7.	Forwarding sales literature and advertising provided by or on behalf of the Funds to Customers and providing such other sales support assistance as may be requested by RFS or the Funds from time to time.

Shareholder Services

Pursuant to the Agreement, Dealer shall perform the following services [n.b., for each counterparty, omit inapplicable services and add any additional relevant services to be performed]:

1.	Acting as the sole shareholder of record and nominee for Fund shareholders;

2.	Maintaining account records for Fund shareholders;

3.	Receiving, aggregating and processing Fund shareholder purchase, exchange, and redemption orders from Fund shareholders and placing net purchase, exchange, and redemption requests for shares of the Funds;

4.	Issuing confirmations to Fund shareholders;

5.	Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services;

6.	Providing Fund shareholder sub-accounting;

7.	Communicating periodically with Fund shareholders;

8.	Answering questions and handling correspondence from Fund shareholders about their accounts;

9.	Providing sweep program servicing; selecting, providing, and maintaining pre-authorized investment allocation plans; and

10.	Providing such other similar services as RFS or the Funds may reasonably require to the extent Client is permitted to do so under applicable statutes, rules or regulations.

Fees

1.	In consideration for the Services to be provided by Dealer pursuant to this Agreement, the RFS will calculate and pay Dealer, who shall accept as full payment for services rendered pursuant to this Agreement, the applicable Administrative, Sales Support and/or Shareholder Services fees, respectively, described above at an annualized rate equal to the rates shown on Schedule A hereto. Each such fee shall be paid quarterly, in arrears, based on the average net assets of each class of the Fund shares for which Dealer recognized as the broker of record through the last business day of such quarter. Fees due to Dealer shall be payable no later than 30 days after the end of the quarter in which they were earned.

2.	Dealer and the Company agree that the Administrative Services Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory, Fund brokerage or distribution services.

3.	The fee rate payable to Dealer may be prospectively increased or decreased by the Company, RFS, the Funds or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to Dealer.

APPENDIX C

SHAREHOLDER INFORMATION

(a) AGREEMENT TO PROVIDE INFORMATION. Dealer agrees to provide RFS, its designee or any Fund or its designee, upon written request, the taxpayer identification number (“TIN”), if known, of any or all of its Customers who engage in transactions in the Fund’s Shares, as well as such Customers’ account number, the amount, date, name or other identifier of any registered representative(s) associated with such Customers or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer or its correspondents during the period covered by the request.

(b) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought. RFS, its designee or any Fund or its designee may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c) FORM AND TIMING OF RESPONSE. Dealer agrees to transmit the requested information that is on its books and records to RFS, its designee or any Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on the Dealer’s books and records, Dealer agrees to: (i) provide or arrange to provide the requested information from Customers who hold an account with an indirect intermediary; or (ii) if directed by RFS, its designee or any Fund or its designee, block further purchases of Fund Shares from such indirect intermediary. In such instance, Dealer agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

(d) LIMITATIONS ON USE OF INFORMATION. RFS, agrees, on its own behalf and on behalf of any of its designee(s) or any Fund or such Fund’s designee(s) not to use the information received hereunder for marketing or any other similar purpose without the prior written consent of the Dealer.

(e) AGREEMENT TO RESTRICT TRADING. Dealer agrees to execute written instructions from RFS, its designee or any Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Customer that has been identified as having engaged in transactions of the Fund’s Shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(f) FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Customers or account(s) or other agreed upon information to which the instruction relates.

(g) CONFIRMATION BY DEALER. Dealer must provide written confirmation to RFS, its designee or any Fund or its designee, as applicable, that instructions have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(h) DEFINITIONS. For purposes of this Appendix C, the term “Fund” includes RFS and a Fund’s transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act; “Shares” means the interest of Customers corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Dealer; “Customer” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name; and “written” includes electronic writings and facsimile transmissions.

Appendix A-4

RETIREMENT SERVICES INTERMEDIARY AGREEMENT

This Retirement Services Intermediary Agreement dated                     , 20     is made by and among [Name of Intermediary] (“[Intermediary]”) and Russell Financial Services, Inc. (“RFS”), the principal underwriter for Russell Investment Company (“RIC”), an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), inclusive of the mutual funds listed on Exhibit A (the “Funds”). The performance of any of RFS’ obligations hereunder may, in RFS’ discretion be performed by its designees.

WHEREAS, [Intermediary] provides, or arranges for the provision of, Administrative Services (a non-exhaustive illustration of which appears on Exhibit B) to various retirement plans (the “Plans”) where [Intermediary] provides operational support in connection with the offering and maintenance of the Plans;

WHEREAS, [Intermediary] and RFS desire the inclusion of the Funds’ shares (“Shares”) as investment options for the Plans; and

WHEREAS, RFS, desires to appoint [Intermediary] as the Funds’ agent for purposes of providing, or arranging for the provision of, “Sales Support Services” and “Shareholder Services” (a non-exhaustive illustration of which appears on Exhibit B) to Plans and their current or prospective participants (the “Participants”), and [Intermediary] desires to accept such appointment, all as more particularly described herein;

[Intermediary], the Funds and RFS hereby agree that the Funds will be available as investment options offered within the Plans, subject to the following:

1.	Trading.

(a) RFS hereby designates and authorizes [Intermediary] to receive orders for the Funds’ Shares in proper form as RFS may, from time to time instruct (“Orders”), including Orders from its affiliates and correspondents. On each day the New York Stock Exchange is open (a “Business Day”), each Fund calculates its closing net asset value, dividends, income accrual factors, and capital gains information for that day. Orders for Shares purchased or redeemed will be sent by [Intermediary] to RFS or its designee on the morning of the following Business Day after receipt by [Intermediary]. RFS shall process Orders at the applicable Funds’ net asset values described in each Funds’ then-current prospectus, statement of additional information and other offering materials (collectively, the “Prospectus”) subject to: (a) the receipt of the Orders by the [Intermediary] or its affiliates and correspondents prior to the Pricing Time as defined in the Prospectus, (b) Orders are received by Company as provided below, and (c) the Funds receive payment for the Orders no later than the end of Business Day following placement of the Orders. For the purpose of this section, [Intermediary] shall ensure that there are not, after a Fund’s Pricing

Time on any Business Day, any adjustments or revisions to, or any cancellations of, Orders that were received prior to the Pricing Time. [Intermediary] shall ensure the timeliness, accuracy and completeness of all Orders transmitted to it by its correspondents. The Funds and RFS shall be entitled to rely on [Intermediary’s] due diligence in this regard.

(b) [Intermediary] may designate and authorize such intermediaries or correspondents as it deems necessary, appropriate or desirable (the “Sub-Designees”), to receive Orders. [Intermediary] shall be liable to the Funds and RFS for its and the Sub-Designees’ compliance with the terms of this Agreement and any related agreements to the same extent as if [Intermediary] itself had acted or failed to act instead of the Sub-Designee. [Intermediary] shall: (i) make available to the Funds, RFS or their designees, upon request, a list of all such Sub-Designees; (ii) perform appropriate reviews of its Sub-Designees to ensure compliance with the this Agreement or any related agreements, as well as the Prospectus and all applicable rules and regulations related to the performance of this Agreement or any related agreements; (iii) make available to the Funds, RFS or their designees, upon request, all written records of such reviews; and (iv) facilitate review by the Funds, RFS or their designees of [Intermediary’s] compliance with Rules under Section 22 of the 1940 Act, including delivering periodic compliance certifications as RFS or its designees may reasonably request.

(c) RFS shall, in accordance with Exhibit C, process Orders submitted by [Intermediary], subject to any discount, commission or concession described in the Prospectus. RFS will not accept Orders whose value is less than the minimum dollar purchase of Funds shares (including Shares being acquired pursuant to any exchange privilege described in the Prospectus) as described in the applicable Prospectus. All Orders are subject to acceptance by RFS, who may, in its sole discretion, reject any Orders in whole or in part. The Funds, RFS or their respective designees may, at its or their sole discretion and without notice, suspend or withdraw the sale of any Shares of the Funds or any class of the Funds’ Shares, including the sale of such shares for the account of any Plan or participant and require that any class of the Funds’ shares be redeemed if any condition of investment, as described in the Prospectus is not met. [Intermediary] on behalf of itself and the Sub-Designees acknowledges that, subject to Prospectus requirements: (i) it will order Fund Shares for Plans and their participants only to cover orders already received for Shares, (ii) it will order the Funds shares only through omnibus trading accounts in [Intermediary’s] name or (iii) if RFS gives [Intermediary] its prior written consent, [Intermediary] may execute Orders through the NSCC Defined Contribution Clearance and Settlement System (the “DCC&S System”) and Networking (together with NSCC Level 3, the “Clearing Organization”). [Intermediary] and its Sub-Designees will not withhold placing Orders received from their customers so as to profit themselves and will place Orders promptly upon receipt. Neither RFS nor their designees will accept any conditional Orders for the Funds’ Shares.

(d) The procedures for handling orders shall be subject to Exhibit C and the instructions that RFS may forward to [Intermediary] from time to time. Payment to the Funds’ custodian of the purchase price must be made within one Business Day of placing the Order, or a longer time as may be agreed to by RFS or its designee in writing. With respect to any Order, RFS may, if payment for Orders is not received in a timely manner, without notice, cancel any sale of the Funds’ Shares or, at their option, to sell the Funds’ Shares back to the issuer, and they may hold

[Intermediary] responsible for any loss, including loss of profit, and any cost, damage or expense, including reasonable attorney’s fees and expenses suffered by RFS the Funds and their respective representatives and agents resulting from [Intermediary’s] failure to make timely payment. RFS and [Intermediary] shall reasonably cooperate with each other if either of them develops or implements new processing systems for the offer, sale, distribution, custodianship or other processing of the Funds’ Shares.

(e) [Intermediary] shall assist RFS or its designees in the monitoring and prevention of frequent or other abusive trading in the Funds’ shares in contravention of the Prospectus (“Market Timing”), including taking all reasonable action requested by RFS or its designees with respect to a Plan or any of its participants, such as preventing an accountholder from purchasing additional shares of the Funds. [Intermediary] shall date and time stamp all orders for the purchase or sale of Shares received by [Intermediary] or its Sub-Designees, and to promptly forward such orders to RFS or its designees. [Intermediary] represents that it has procedures in place reasonably designed to ensure that orders received by [Intermediary] are handled in a manner consistent with Rule 22c-1 under the 1940 Act, and any SEC staff positions or interpretations issued thereunder. [Intermediary] shall furnish proof of such date and time stamped orders to RFS or their designees when requested, and shall execute RFS’s or its designees’ instructions to restrict or prohibit further purchases or exchanges by any shareholder that engaged in Market Timing as determined by RFS or its designees.

(f) Nothing contained in this Agreement will create an exclusive distribution agreement between the parties hereto.

(g) [Intermediary] shall perform all federal, state and local tax reporting with respect to the Plans and, as applicable, their participants, including, without limitation, redemptions and exchanges.

2.	Documents and Other Materials.

(a) [Intermediary], or any service provider to [Intermediary], shall maintain records of all purchases and sales of Shares made through [Intermediary] or its Sub-Designees and to furnish , the Funds, RFS, its designees or regulatory authorities with jurisdiction over the Funds or RFS with copies of such records upon request. [Intermediary] shall maintain all records required by applicable laws, rules and regulations relating to its performance of this Agreement, including the records related to Plans or Participants and their Orders required by Rule 22c-2 of the 1940 Act. [Intermediary] represents that all Taxpayer Identification Numbers (“TINs”) provided are certified, and that no account that requires a certified TIN will be established without a certified TIN. [Intermediary] shall provide, or cause such service provider to provide, any reports that RFS or its designees may request or as may be necessary or advisable to RFS’s, or its designees’ or the Funds’ compliance with any law, regulation or order.

(b) RFS shall provide [Intermediary] with a reasonable quantity (in light of the number of existing Plans or Plan participants) of the Funds’ Prospectuses and any supplements thereto, and other Fund issued documents or materials. In connection with Plans’ initial purchases of the Funds, [Intermediary] shall distribute the Funds’ Prospectuses and other Fund issued documents or materials to the Plans or the Plans’ authorized representatives, at no cost to RFS, its designees or the Funds in accordance with the delivery requirements of applicable law or regulation.

3.	Sales Literature.

[Intermediary] shall not make any representations concerning the Funds or Shares except those contained in the Funds’ Prospectus. [Intermediary] shall not reference the Funds in any offering documents, supplemental sales literature, prospectus wrappers or any other advertising material or information (collectively, “Sales Literature”) produced in connection with the distribution by [Intermediary] of Funds shares to Intermediary’s customers without clearly identifying the Funds by name. [Intermediary] shall provide draft copies of Sales Literature to RFS or its designees and to allow at least 15 Business Days, for RFS or its designees to review Sales Literature prior to its use or submission to any applicable regulatory authority. RFS must either provide comments within 15 Business Days or affirmatively decline to provide comments. Such Literature will not contain any fact or representation that is inconsistent with the facts or representations contained in the Funds’ Prospectus. If RFS, its designees or the Funds provide comments on Sales Literature, or the Sales Literature contains any fact or representation that is inconsistent with the facts or representations contained in the Funds’ Prospectus, [Intermediary] shall not distribute, refer to or otherwise use that Sales Literature unless it resolves RFS’s, its designees’ and the Funds’ comments or concerns to their reasonable satisfaction. [Intermediary] shall be solely responsible for cost and contents of any and all regulatory filings of its Sales Materials.

4.	Representations and Warranties.

(a) [Intermediary] represents and warrants that:

(i) it is duly organized, validly existing and in good standing under applicable state law, is duly registered with or is a member of, and (where applicable) in good standing, with applicable state and Federal regulatory bodies and all applicable self-regulatory organizations, or exempt from such registrations or memberships, in all states and jurisdictions in which such registrations or memberships are necessary or appropriate for it to provide services as contemplated in this Agreement;

(ii) (x) it is authorized to enter into and perform this Agreement; and (y) shall comply with all applicable laws and regulations including, but not limited to, federal and state securities laws and regulations (together, “Applicable Law”);

(iii) it shall not accept orders for Fund shares in any state where such shares are not qualified for sale under the blue sky laws and regulations of such state;

(iv) it will maintain all records required by Applicable Law;

(v) in the event [Intermediary] engages one or more third parties to perform any of the services that [Intermediary] is responsible for performing under this Agreement, [Intermediary] has determined that each such agent is capable of performing such services and shall take whatever actions may be necessary or appropriate to ensure that such agents perform such services in accordance with the terms of this Agreement and applicable law. [Intermediary] shall be solely responsible for, and assumes all liability for, the actions and inactions of each such third party in connection with their performance of such services (including, but not limited to, the suitability of each such agent’s internal controls);

(vi) [Intermediary] shall maintain at all times general liability and other insurance coverage, including without limitation errors and omissions coverage and a fidelity bond, if applicable, that is reasonable and customary in light of its duties hereunder;

(vii) (x) [Intermediary] will not exercise any of the authority, control or responsibility that may make it a “fiduciary,” as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to cause any account that is subject to ERISA (an “ERISA account”) to invest in Fund shares or, (y) if [Intermediary] is a fiduciary it will (1) fully disclose to each ERISA account the terms of its arrangements under this Agreement, and (2) either offset all fees it receives hereunder with respect to any Fund shares held by such ERISA account against the fees to which [Intermediary] would be entitled from such ERISA account or credit such fees to such ERISA account. [Intermediary] represents and warrants that [Intermediary]’s receipt of fees will not constitute a “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code; and

(viii) it shall conform to any reasonable compliance standards adopted by RFS or the Funds as to when Fund shares may be appropriately sold to or retained by particular investors.

(b) RFS represents and warrants that:

(i) it is duly organized, validly existing and in good standing under applicable state law, is duly registered with or is a member of, and (where applicable) in good standing, with applicable state and Federal regulatory bodies and all applicable self-regulatory organizations, or exempt from such registrations or memberships, in all states and jurisdictions in which such registrations or memberships are necessary or appropriate for it provides services as contemplated in this Agreement;

(ii) (x) it is authorized to enter into and perform this Agreement; and (y) shall comply with Applicable Law;

(iii) each Fund is duly organized and validly existing under applicable state law, its shares are duly authorized for issuance in accordance with applicable law, that RIC is registered as an open-end management investment company under the 1940 Act and qualified as a regulated investment company under Subchapter M of the Code;

(iv) RFS shall take all such actions as are necessary to permit the sale of Fund shares to the Plans, including maintaining the continued registration of Fund shares sold under the terms of this Agreement; that the shares are qualified for sale, or exempt from such qualification, in the jurisdictions indicated on Exhibit D; and that it will notify [Intermediary] if, in the future, any shares are not so qualified; and

(c) [Intermediary] and RFS shall notify each other if any of the foregoing representations or warranties made by them at any time ceases to be true and describe the actions being taken to cure any inaccuracy.

6.	Compensation.

(a) During the term of this Agreement, RFS shall pay [Intermediary] all Sales Support Service Fees as set forth in Exhibit A. RFS’s obligation to make payments of Shareholder or Sales Support Service (12b-1) Fees to the Dealer is contingent upon receipt by RFS of these payments from the Funds. [Intermediary] represents that, as may be required by applicable law or regulation, the fees received pursuant to this Agreement will be disclosed to the Plans and, to the extent required, will be authorized by the Plans.

(b) During the term of this Agreement, RFS shall pay [Intermediary] all Administrative Fees as set forth in Exhibit A. [Intermediary] represents that, as may be required by applicable law or regulation, the fees received pursuant to this Agreement will be disclosed to the Plans and, to the extent required, will be authorized by the Plans.

7.	Privacy and Confidentiality of Information.

(a) For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated in relation thereto (collectively, “GLBA”). In accordance with GLBA any other applicable state or Federal consumer or customer privacy laws or regulations, the parties shall not disclose any non- Customer Information, but they may disclose such Customer Information to any person in the ordinary course of business to perform this Agreement or as may be required by Applicable Law and shall notify the other parties immediately in the case of any unauthorized or improper disclosure of Customer Information. [Intermediary] shall deliver, or cause to be delivered, all legally required privacy notices to the Funds’ shareholders.

(b) [Intermediary] represents that it has adopted and implemented procedures to safeguard Customer Information and records that are reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (3) protect against unauthorized access, destruction, loss or alteration to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (4) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; (5) protect against unauthorized access or use of Customer Information when disposing of customer information; and (f) otherwise ensure [Intermediary]’s compliance with SEC Regulation S-P or such other similar regulation.

(c) For purposes of this Section and the next, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties, whether or not such information is labeled as being confidential or proprietary. Confidential Information does not include information that (1) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party (“Receiving Party”) or by no violation of this Agreement; (2) was lawfully received by the Receiving Party from a third party free of any known obligation of confidence of such third party; (3) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party (“Disclosing Party”); (4) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order, provided that such disclosure is made only after reasonable notice to the Disclosing Party; or (5) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

(d) In the event Confidential Information includes Customer Information, the Customer Information clause controls.

8.	Anti-Money Laundering.

(a) [Intermediary] represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including, to the extent legally required, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act (“BSA Regulations”), applicable guidance issued by the U.S. Securities and Exchange Commission (the “SEC”) and the guidance and rules of the applicable Exchange and the FINRA (collectively, “Guidance”).

(b) To the extent legally required, [Intermediary] represents and warrants that it maintains an AML Program that complies with Section 352 of the USA PATRIOT Act and applicable BSA Regulations and Guidance and that includes a Customer Identification Program (“CIP”) that complies with Section 326. [Intermediary] represents and warrants that it will perform all aspects of its CIP procedures with respect to any customer of the [Intermediary] that opens an account or establishes a relationship with RFS or the Funds (a “Customer”). [Intermediary] represents its CIP includes reasonable procedures: (1) to obtain information for and to verify the identity of Customers to enable the [Intermediary] to form a reasonable belief that it knows the true identity of its Customers; (2) to determine whether the Customer appears on any lists of known or suspected terrorists or terrorist organization issued by any federal government agency and designated as such by the Department of the Treasury; (3) to maintain records of the information used to verify the Customer’s identity, including name, address, and other identifying information for at least five years following a Customer’s final redemption from a Fund distributed by [Intermediary]; and (4) to notify Customers that it is requesting information to verify their identities. [Intermediary] will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in the Funds, directly or indirectly, from a foreign shell bank.

(c) [Intermediary] shall immediately notify RFS or its designees in writing if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds. [Intermediary] shall periodically certify, in form and substance reasonably acceptable to RFS, the Funds or their designees as to AML matters.

(d) If the Funds, RFS or their designees are required to supply guidance to a securities regulatory organization (“SRO”) or government department or agency about the CIP of the Funds, then [Intermediary] shall allow such SRO or government department or agency to examine its files.

9.	Indemnification.

(a) Indemnification by RFS.

RFS will indemnify [Intermediary] and each director, officer, employee and its agents against any Losses incurred by any of them caused by: (a) any material breach by RFS or its designees of any representation, warranty or agreement contained in this Agreement, or (b) any willful misconduct or gross negligence by RFS or its designees in the performance of, or failure to perform, its obligations under this Agreement, except to the extent Losses are caused by, [Intermediary]’s material breach of this Agreement, its willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement, or by an Sub-Designee’s violation of Applicable Law, or willful misconduct or gross negligence, in connection with the purchase and redemption of the Funds Shares.

(b) Indemnification by [Intermediary]. [Intermediary], for itself and any Sub-Designee, shall indemnify the Funds, RFS, their designees and their directors, officers, employees, and agents (“Indemnified Parties”) against any Losses, incurred by any of them arising out of the [Intermediary]’s or a Sub-Designee’s: (i) dissemination of information regarding the Indemnified Parties that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to [Intermediary] by or on behalf of RFS or its affiliated persons as defined under the 1940 Act (the “Russell Affiliates”), or accurately derived from information published or provided by or on behalf of the Russell Affiliates, (ii) material breach by of any representation, warranty or agreement contained in this Agreement, or (iii) any violation of Applicable Law, willful misconduct or gross negligence in the performance of, or failure to perform, this Agreement, except to the extent Losses are caused by RFS’s or its designees’ material breach of this Agreement, willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement. A violation of Applicable Law, any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform hereunder.

(c) Except as expressly provided in this Amendment, no party assumes any responsibility hereunder nor will be liable to the other for any damage, loss of data, or any loss whatsoever caused by events beyond its reasonable control, provided that such events were not capable of mitigation pursuant to a prudent business continuity, disaster recovery, or similar plan. Except with respect to a party’s breach of the confidentiality provisions of Section V of this Agreement, no party to this Agreement shall be responsible for any incidental, consequential, indirect, exemplary, special or punitive damages suffered by the other party in connection with the matters to which this Agreement relates, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other parties hereto of the possibility or likelihood of such damages.

(d) [Intermediary] shall notify RFS, within 10 days of the occurrence of any action or omission to act that could result in any claim for indemnification.

10.	Applicable Law.

This Agreement will be construed in accordance with the laws of the State of Washington, without reference to the choice of law principles thereof.

11.	Termination.

(a) This Agreement will terminate as to the availability of Shares of a Fund (if specified) or all of the Funds:

(i) at the option of [Intermediary] or RFS upon at least 60 days’ advance written notice to the other parties;

(ii) with respect to any of the Funds, at any time upon RFS’s election, if liquidation or closing of new assets of any of the Funds is in the best interest of the Funds or their beneficial owners. Reasonable advance notice of election to liquidate shall be provided to [Intermediary] in order to permit the substitution of Funds’ Shares, if necessary, with shares of any of the other Funds pursuant to applicable securities regulations;

(iii) upon institution of relevant formal proceedings by the FINRA, the Internal Revenue Service, the Department of Labor, the SEC, state insurance departments or any other regulatory body at the option of any party who is not the target of those proceedings; or

(iv) upon assignment of this Agreement, as such term is defined in the Advisers Act, unless such assignment is made with the written consent of each party and in accordance with applicable law.

(b) Notwithstanding any of the foregoing provisions of this section, and except as relates to fees payable by RFS or its designee pursuant to this Agreement, this Agreement shall be binding for so long as any Plan remains invested in the Funds’ Shares. In the event of a Termination of this Agreement, RFS and the Funds shall be under no further obligation to make any further payments to [Intermediary] related to the Plan affected by such Termination after the first to occur of a substitution, withdrawal or redemption of all of the Funds’ Shares from such Plan.

12.	Notice.

(a) Each notice required by this Agreement will be given in writing and delivered by U.S. first class mail, overnight courier, or facsimile (with a paper copy provided via U.S. mail), in each case prepaid and addressed, to:

[Intermediary]

[Address]

Attention: [Contact title]

Russell Financial Services, Inc.

909 A Street

Tacoma, WA 98402-5120

Attention: Chief Compliance Officer

Fax Number: 253-xxx-xxxx

Russell Fund Services Company

909 A Street

Tacoma, WA 98402-5120

Attention: Contract Administration

Fax Number: 253-xxx-xxxx

(b) Any party may change its address by notifying the other parties in writing. Notices will be deemed given upon dispatch.

13.	Entire Agreement.

This Agreement, together with its Exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supercedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

14.	Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned (within the meaning of the Advisers Act) by any party without the written consent of the other parties or as expressly contemplated by this Agreement.

15.	Waiver of Agreement.

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced. Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

16.	Enforceability; Remedies.

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

17.	Survival.

Sections “Representations and Warranties,” “Privacy and Confidentiality of Information,” and “Indemnification,” hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Plans are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Plans remain so invested.

18.	Non-Exclusivity.

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities. Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

19.	Force Majeure.

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed, and provided that such delays are not subject to mitigation pursuant to a prudent business continuity, disaster recovery or similar program. Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

20.	Amendments.

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

21.	Execution.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties are signing this agreement on the date stated in the introductory clause of this Agreement:

[INTERMEDIARY]

By:
Title:

RUSSELL FINANCIAL SERVICES, INC.

By:
Title:

EXHIBIT A

Funds and Related Fees

Table for Purposes of Illustration only

Fund Company/Fund	Share Class	Administrative Services Fee Rate (bps)	Sales Support Fee (12b-1) (in bps)	Shareholder Servicing Fees (in bps)	Retirement Plan Shares Fee Rate[3] (bps) (Administrative Services Fee + Sales Support Fees + Shareholder Service Fees)

[3]

The Administrative Services Fee component of the Retirement Plan Shares Fee Rate is paid by RFS or its affiliates from their own sources of revenue. Sales Support and Shareholder Servicing Fees are paid by the Fund Company pursuant to, respectively, a distribution plan and a shareholder services plan each of which is approved annually by its Board of Trustees. The payment of these fees is described in detail on Exhibit B, attached hereto.

EXHIBIT B

Services and Fees

Administrative Services

Pursuant to the Agreement, [Intermediary] shall perform administrative services with respect to the Plans, including but not limited to, the following:

1.	Maintenance of separate records for each participant, whether maintained by [Intermediary] or by a third party administrator, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such participants and the Plan. [Intermediary] will maintain a single master account with each Fund on behalf of each Plan and such account shall be in the name of [Intermediary] (or its designee) as record owner of shares owned by plan participants.

2.	Disbursing or crediting to Plans and plan participants all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.	Preparing and transmitting to each Plan, through its authorized representative, as required by law, periodic statements showing the total number of shares owned by participants as of the statement closing date, purchases and redemptions of Fund shares by the participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by a Plan.

4.	Supporting and responding to service inquiries from a Plan.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for each Plan.

6.	Generating written confirmations and quarterly statements to each Plan and, if applicable, its participants, through its authorized representative.

7.	Distributing to each Plan, through its authorized representative Funds’ Prospectuses, proxy materials, periodic fund reports to shareholders, shareholder notices and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the Plan.

Sales Support Services

Pursuant to the Agreement, [Intermediary] shall perform the following services [n.b., for each counterparty, omit inapplicable services and add any additional relevant services to be performed]:

1.	Providing facilities to answer questions from prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares, about the Funds;

2.	Receiving and answering correspondence, including requests for prospectuses and statements of additional information;

3.	Preparing, printing and delivering prospectuses and shareholder reports to prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares;

4.	Complying with federal and state securities laws pertaining to the sale of Fund shares;

5.	Preparing advertising, educational and promotional materials;

6.	Assisting investors in Fund shares, including prospective purchasers of insurance company products investing indirectly in Fund shares, in completing application forms and selecting dividend and other account options; and

7.	Forwarding sales literature and advertising provided by or on behalf of the Funds to Customers and providing such other sales support assistance as may be requested by RFS or the Funds from time to time.

Shareholder Services

Pursuant to the Agreement, [Intermediary] shall perform the following services [n.b., for each counterparty, omit inapplicable services and add any additional relevant services to be performed]:

1.	Acting as the sole shareholder of record and nominee for Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

2.	Maintaining account records for Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

3.	Receiving, aggregating and processing Fund shareholder purchase, exchange, and redemption orders from Fund shareholders and placing net purchase, exchange, and redemption requests for shares of the Funds, including prospective purchasers of insurance company products investing indirectly in Fund shares;

4.	Issuing confirmations to Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

5.	Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services, including prospective purchasers of insurance company products investing indirectly in Fund shares;

6.	Providing Fund shareholder sub-accounting, including prospective purchasers of insurance company products investing indirectly in Fund shares;

7.	Communicating periodically with Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

8.	Answering questions and handling correspondence from Fund shareholders about their accounts, including prospective purchasers of insurance company products investing indirectly in Fund shares;

9.	Providing sweep program servicing; selecting, providing, and maintaining pre-authorized investment allocation plans; and

10.	Providing such other similar services as RFS or the Funds may reasonably require to the extent Client is permitted to do so under applicable statutes, rules or regulations.

Fees

1.	In consideration for the Administrative, 12b-1 and Shareholder Services to be provided by [Intermediary] pursuant to this Agreement, RFS is payor of 12b-1 and shareholder servicing fees and will calculate and pay [Intermediary], who shall accept as full payment for services rendered pursuant to this Agreement, the applicable service fees, respectively as described above at an annualized rate equal to the rates shown on Exhibit A hereto. Each such fee shall be paid quarterly, in arrears, based on the average daily net assets of each class of Fund shares held by the Plans thorough the last business day of such quarter. Fees due to [Intermediary] shall be payable no later than 30 days after the end of the quarter in which they were earned.

2.	[Intermediary] and RFS agree that the Administrative Services Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory, Fund brokerage or distribution services.

3.	The fee rate payable to [Intermediary] may be prospectively increased or decreased or terminated by RFS, the Funds or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to [Intermediary].

EXHIBIT C

FUNDSERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

[To be Inserted]

EXHIBIT D

Jurisdictions in Which the Funds May be Offered

[To be Inserted]

Appendix B

SALES SUPPORT AGREEMENT

WITH DISTRIBUTOR

CLASS A SHARES

CLASS C SHARES

CLASS R3 SHARES

Ladies and Gentlemen:

We wish to enter into this Sales Support Agreement (“Agreement”) with you concerning the provision of sales support assistance relating to Class A, Class C and Class R3 Shares (“Class Shares”) of the investment portfolios (the “Funds”) of Russell Investment Company (“Investment Company”) for which you are the principal underwriter as defined in the Investment Company Act of 1940 (the “1940 Act”) for the continuous distribution of said Class Shares.

The terms and conditions of this Agreement are as follows:

Section 1. You agree to provide or cause to be provided reasonable sales support assistance in connection with the sale of Class Shares. Your assistance may include, but neither is required to include nor is limited to, arranging for the following services and materials: (1) providing facilities to answer questions from prospective investors about the Investment Company; (2) receiving and answering correspondence, including requests for prospectuses and statements of additional information; (3) preparing, printing and delivering prospectuses and shareholder reports to prospective investors; (4) complying with federal and state securities laws pertaining to the sale of Class Shares; (5) preparing advertising and promotional materials; (6) assisting investors in Class Shares in completing application forms and selecting dividend and other account options; and (7) forwarding sales literature and advertising provided by or on behalf of the Investment Company to Customers and providing such other sales support assistance as may be requested by the Investment Company from time to time. In addition, you may provide your endorsement of the Class Shares as an inducement for others to invest in the Class Shares. All services rendered hereunder by you or caused to be rendered hereunder shall be performed in a professional, competent and timely manner.

Section 2. We recognize that those who you retain to provide services or materials described in this Agreement may be subject to the provisions of the Investment Advisers Act of 1940 and other laws governing, among other things, the conduct of activities by investment advisers, federally chartered and supervised banks, and other banking organizations. As such, such persons may be restricted in the activities they may undertake and for which they may be paid. You will cause such persons to perform only those activities, which are consistent with statutes and regulations applicable to them. You will cause such persons to act solely for the account of their Customers.

Section 3. You will provide or cause to be provided such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or by any personnel employed by you or by persons retained by you to provide services or materials described herein) as may be reasonably necessary or beneficial in order to provide the sales support services contemplated hereby.

Section 4. Neither you nor any of your officers, employees or agents are authorized to make or cause to be made any representations concerning, the Investment Company or the Class Shares, except those contained in the Investment Company’s applicable then current prospectuses and statements of additional information, as amended or supplemented from time to time, or in such supplemental literature or advertising as may be authorized on behalf of the Investment Company in writing.

Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Investment Company in any matter or in any respect, except as expressly authorized. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Investment Company harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Class Shares (or orders relating to the same). You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 6. In consideration of the services and facilities provided or caused to be provided by you hereunder, the Investment Company, will pay to you, and you will accept as full payment therefore, a quarterly fee as set forth in Appendix A hereto. From this fee, you, acting as agent of the Investment Company, shall compensate persons retained by you to provide services and materials described in this Agreement. The fee rate payable to you may be prospectively increased or decreased by the Investment Company or its designees, in its sole discretion, at any time upon notice to you. Further, the Investment Company or its designees may, in its discretion and without notice, suspend or withdraw the sale of Class Shares of any or all Funds, including the sale of Class Shares of any or all Funds, including the sale of Class Shares for the account of any person.

The fees payable under this Section 6 shall be used for sales support services provided or caused to be provided, and related expenses incurred, by you or be any person retained by you to provide services or materials described in this Agreements. Payments may be paid to such persons or applied to commissions, incentive compensation or other compensation to, and expenses of, your account executives or other employees; overhead and other office expenses attributable to sales support activities; preparation, printing and distribution of sales literature and advertising materials attributable to sales support activities; and opportunity costs relating to the foregoing (which may be calculated as a carrying charge on your unreimbursed expenses incurred in connection with your sales support services). The overhead and other office expenses referenced in this Section 6 may include, without limitation, (i) the expenses of operating offices in connection with the sale of Class Shares, including lease costs, the salaries and employee benefits of administrative, operations and support personnel, utility costs, communication costs and the costs of stationery and supplies, (ii) the costs of client sales seminars and travel related to the provision of sales support services and (iii) other expenses relating to the provision of sales support services. By your acceptance of this Agreement, you agree to and do waive and will cause any persons retained by you to provide services or materials described in this Agreement to agree to waive such portion of any fee payable to or by you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued hereunder with respect to the Class Shares on any day does not exceed the income to be accrued by the Investment Company to such shares on that day.

Section 7. You agree to furnish or cause to be furnished the Investment Company or its designees with such information as it or they may reasonably request (including, without limitation, periodic certifications confirming the provision of the services described herein), and will otherwise cooperate with the Investment Company and its designees (including, without limitation, any auditors or legal counsel designated by the Investment Company or its agents), in connection with the preparation of reports to the Investment Company’s Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8. We may enter into other similar Agreements with any other person or persons without your consent.

Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that you will cause each person retained by you to provide services or materials under this Agreement to disclose the compensation payable to such persons, hereunder, together with any other compensation they receive in connection with the investment of their customers’ assets in Class Shares of the Funds, will be disclosed by them to their customers to the extent required by applicable laws or regulations, will be authorized by their customers and will not be excessive or unreasonable under the laws and instruments governing their relationships with customers. By your written acceptance of this Agreement, you represent and warrant that: (i) in the event an issue pertaining to this Agreement or the Class Shares Distribution Plan related hereto is submitted for shareholder approval, and you have the authority to do so, you will vote any Class Shares held for your own account in the same proportion as the vote of the Class Shares held for your customers’ benefit; and (ii) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained any licenses required by such law. In addition, you understand that this Agreement has been entered into pursuant to Rule 12b-1 under the 1940 Act, and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

Section 10. You agree to, and agree to cause others retained by you pursuant to this Agreement to conform to any compliance standards adopted by the Investment Company as to when a Class Shares in a Fund may be appropriately sold to or retained by particular investors.

Section 11. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designees and continue in effect until terminated. This Agreement is terminable with respect to any Fund’s Class Shares, without penalty, at any time by the Investment Company (which termination may be by a vote of a majority of the disinterested Trustees of the Investment Company or by vote of the holders of a majority of the outstanding Class Shares of such Fund) or by you upon notice to the other party hereto.

Section 12. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a conforming copy by mail), or to such other address as either party shall so provide in writing to the other.

Section 13. This Agreement will be construed in accordance with the laws of the state of Washington without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at 909 A Street, Tacoma, Washington 98402; Fax No. 253-439-3284; Attention: President.

Very truly yours,
RUSSELL INVESTMENT COMPANY

Dated as of	By:
Name:
Title:

ACCEPTED AND AGREED TO:
RUSSELL FINANCIAL SERVICES, INC.
909 A Street
Tacoma, WA 98402
Fax # 253-439-3284
Attention:
Dated as of	By:
Name:
Title:

APPENDIX A

Fee Schedule

Class Shares	Fees1
Class A	0.25%
Class C	0.75%
Class R3	0.25%

Appendix C

Russell Investment Company

Term Sheet for Agreements

As Approved May 19, 2009

The Russell Investment Company (“RIC”) Board of Trustees approved a form of Sales Support Agreement with Selling Agent, a form of Dealer Agreement and a form of Retirement Services Intermediary Agreement (the “Approved Agreements”) at its April 22, 2008 meeting. Russell Fund Services, Inc. (“RFS”), RIC’s principal underwriter, from time to time enters into arrangements with selling agents, brokers and retirement intermediaries who desire to use agreements other than the Approved Agreements in documenting arrangements to distribute RIC’s shares. In such other agreements, RFS or its affiliates may agree to reasonable and customary terms and conditions in their discretion, but RFS will not agree to any terms and conditions that bind RIC or its Trustees in such other agreements except for terms and conditions that do not differ materially from the following terms and conditions which presently exist in the Approved Agreements:

[Selling Agent/Dealer/Intermediary] Responsibility for Sub-Designees

[Selling Agent/Dealer/Intermediary] shall be liable to the Funds and RFS for its and the Sub-Designees’ compliance with the terms of the Agreement and any related agreements to the same extent as if [Selling Agent/Dealer/Intermediary] itself had acted or failed to act instead of the Sub-Designee.

[Selling Agent/Dealer/Intermediary] shall:

	(i)	make available to the Funds, RFS or their designees, upon request, a list of all such Sub-Designees;

	(ii)	perform appropriate reviews of its Sub-Designees to ensure compliance with the Agreement or any related agreements, as well as the Prospectus and all applicable rules and regulations related to the performance of the Agreement or any related agreements;

	(iii)	make available to the Funds, RFS or their designees, upon request, all written records of such reviews; and

	(iv)	facilitate review by the Funds, RFS or their designees of [Dealer’s/Intermediary’s] compliance with Rules under Section 22 of the 1940 Act, including delivering periodic compliance certifications as RFS or its designees may reasonably request.

Suspension of Sales		The Funds, RFS or their respective designees may, at its or their sole discretion and without notice, suspend or withdraw the sale of any Shares of the Funds or any class of the Funds’ Shares, including the sale of such shares for the account of any Plan or participant and require that any class of the Funds’ shares be redeemed if any condition of investment, as described in the Prospectus is not met.

Rule 22c-1 and Rule 22c-2		[Selling Agent/Dealer/Intermediary] represents that it has procedures in place reasonably designed to ensure that orders received by [Selling Agent/Dealer/Intermediary] are handled in a manner consistent with Rule 22c-1 and Rule 22c-2 under the 1940 Act, and any SEC staff positions or interpretations issued thereunder.

Recordkeeping/Compliance		[Selling Agent/Dealer/Intermediary], or any service provider to [Selling Agent/Dealer/Intermediary], shall maintain records of all purchases and sales of Shares made through [Selling Agent/Dealer/Intermediary] or its Sub-Designees and to furnish, the Funds, RFS, its designees or regulatory authorities with jurisdiction over the Funds or RFS with copies of such records upon request.

[Selling Agent/Dealer/Intermediary] shall provide, or cause such service provider to provide, any reports that RFS or its designees may request or as may be necessary or advisable to RFS’s, or its designees’ or the Funds’ compliance with any law, regulation or order.

[Selling Agent/Dealer/Intermediary] shall conform to any reasonable compliance standards adopted by RFS or the Funds as to when Fund shares may be appropriately sold to or retained by particular investors.

Sales Literature	[Selling Agent/Dealer/Intermediary] shall not make any representations concerning the Funds or Shares except those contained in the Funds’ Prospectus.

Anti-Money Laundering	[Selling Agent/Dealer/Intermediary] represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including, to the extent legally required, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act, applicable guidance issued by the U.S. Securities and Exchange Commission, and the guidance and rules of the applicable Exchange and the FINRA.

Indemnification: [Selling Agent/Dealer/Intermediary] indemnifies RIC and RFS for themselves and Sub-Designees	[Selling Agent/Dealer/Intermediary], for itself and any Sub-Designee, shall indemnify the Funds, RFS, their designees and their directors, officers, employees, and agents (“Indemnified Parties”) against any Losses, incurred by any of them arising out of the [Selling Agent/Dealer/Intermediary]’s or a designee’s:

(i) dissemination of information regarding the Indemnified Parties that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to [Selling Agent/Dealer/Intermediary] by or on behalf of RFS or its affiliated persons as defined under the 1940 Act (the “Russell Affiliates”), or accurately derived from information published or provided by or on behalf of the Russell Affiliates,

(ii)	material breach by [Selling Agent/Dealer/Intermediary] of any representation, warranty or agreement contained in the Agreement, or

(iii)	any violation by [Selling Agent/Dealer/Intermediary] or its designee of any Applicable Law, willful misconduct or gross negligence in the performance of, or failure to perform, the Agreement, except to the extent Losses are caused by RFS’ or its designees’ material breach of the Agreement, willful misconduct or gross negligence in the performance, or failure to perform, its obligations under the Agreement.

A violation of Applicable Law, any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform hereunder.

No Agency	Nothing in the Agreement shall be deemed or construed to make the [Selling Agent/Dealer/Intermediary] an employee, agent, representative or partner of any of the Funds or RFS, and [Selling Agent/Dealer/Intermediary] is not authorized to act for RFS or for any Fund or to make any representations on RFS’ or the Funds’ behalf. The Agreement is not exclusive and RFS may enter into similar arrangements with other institutions.

Directed Brokerage	The Fund, [Selling Agent/Dealer/Intermediary] and RFS shall comply with, and no party has agreed to directly or indirectly compensate [Selling Agent/Dealer/Intermediary] in contravention of, Rule 12b-1(h) under the 1940 Act.

Sales Support Services performed by [Selling Agent/Dealer/Intermediary] or its Sub-Designee

[Selling Agent/Dealer/Intermediary] shall perform the following services [n.b., as appropriate in light of the arrangement]:

Providing facilities to answer questions from prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares, about the Funds;

Receiving and answering correspondence, including requests for prospectuses and statements of additional information;

Preparing, printing and delivering prospectuses and shareholder reports to prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares;

Complying with federal and state securities laws pertaining to the sale of Fund shares;

Preparing advertising and promotional materials;

Assisting investors in Fund shares, including prospective purchasers of insurance company products investing indirectly in Fund shares, in completing application forms and selecting dividend and other account options; and

Forwarding sales literature and advertising provided by or on behalf of the Funds to Customers and providing such other sales support assistance as may be requested by RFS or the Funds from time to time.

Shareholder Services Performed by [Selling Agent/Dealer/Intermediary] or its Sub-Designee

[Selling Agent/Dealer/Intermediary] shall perform the following services [n.b., as appropriate in light of the arrangement]:

Acting as the sole shareholder of record and nominee for Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares;

Maintaining account records for Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares;

Receiving, aggregating and processing Fund shareholder purchase, exchange, and redemption orders from Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares, and placing net purchase, exchange, and redemption requests for shares of the Funds;

Issuing confirmations to Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares;

Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services;

Providing Fund shareholder sub-accounting, including purchasers of insurance company products investing indirectly in Fund shares;

Communicating periodically with Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares;

Answering questions and handling

correspondence from Fund shareholders, including purchasers of insurance company products investing indirectly in Fund Shares, about their accounts;

Providing sweep program servicing; selecting, providing, and maintaining pre-authorized investment allocation plans; and

Providing such other similar services as RFS or the Funds may reasonably require to the extent Client is permitted to do so under applicable statutes, rules or regulations.

Sales Support and Shareholder Servicing Fees Paid to [Selling Agent/Dealer/Intermediary]	Fees payable as provided in the distribution and shareholder services plans as may be approved annually by the RIC Board of Trustees

Payment Terms for Sales Support and Shareholder Servicing Fees Paid to [Selling Agent/Dealer/Intermediary]

In consideration for the Services to be provided by [Selling Agent/Dealer/Intermediary] pursuant to the Agreement, the RFS will calculate and pay [Selling Agent/Dealer/Intermediary], who shall accept as full payment for services rendered pursuant to the Agreement, the applicable Sales Support and/or Shareholder Services fees, respectively.

Each such fee shall be paid quarterly, in arrears, based on the average daily net assets of each class of the Fund shares for which [Selling Agent/Dealer/Intermediary] recognized as the broker of record through the last business day of such quarter.

Fees due to [Selling Agent/Dealer/Intermediary] shall be payable no later than 30 days after the end of the quarter in which they were earned.

The fee rate payable to [Selling Agent/Dealer/Intermediary] may be prospectively increased or decreased by RIC, RFS, the Funds or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to [Selling Agent/Dealer/Intermediary].

Termination	The Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the members of the RIC Board who are not interested persons of the Fund(s) and have no direct or indirect financial interest in the operation of the [Distribution/Shareholder Services] Plan or by vote of a majority of the outstanding voting securities of the Fund(s) on not more than sixty days’ written notice.

Assignment	The Agreement will terminate as to the availability of Shares of a Fund (if specified) or all of the Funds upon assignment of the Agreement, as such term is defined in the Investment Advisers Act of 1940, as amended, unless such assignment is made with the written consent of each party and in accordance with applicable law.